For Immediate Release	Michael Meyers, Vice President & CFO 2350 Valley View Lane, Suite 100 Dallas, TX 75234-5879 Tel: 800-232-1490, x3023

MONITRONICS INTERNATIONAL, INC. ANNOUNCES PRICING FOR ITS TENDER OFFER FOR ITS 11 3/4% SENIOR SUBORDINATED NOTES DUE 2010 AND
RECEIPT OF REQUISITE CONSENTS IN THE RELATED CONSENT SOLICITATION

DALLAS, TEXAS, June 4, 2007- Monitronics International, Inc. ("Monitronics") announced today the determination of the pricing for its previously announced cash tender offer to purchase any and all of its outstanding 11 3/4% Senior Subordinated Notes due 2010 (the "Notes") (CUSIP No. 609453AE5/ISIN US609453AE53). The tender offer and the related consent solicitation to amend the indenture pursuant to which the Notes were issued are being made upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated May 18, 2007 (the "Offer to Purchase") and the related Letter of Transmittal and Consent. The tender offer will expire at midnight, New York City time, on Friday, June 15, 2007 (the "Expiration Time") unless extended by Monitronics.

The total consideration for the Notes was determined as of 2:00 p.m., New York City time, on June 1, 2007, using the bid-side yield on the 4.000% U.S. Treasury Note due August 31, 2007 (the "Reference Security") as displayed on the Bloomberg Government Bond Trader, Page BBT3 plus (ii) 50 basis points, minus accrued and unpaid interest to, but not including, the Settlement Date (defined below). The yield on the Reference Security was 4.891% and the tender offer yield was 5.391%. Accordingly, the total consideration for each $1,000 principal amount of Notes validly tendered and not withdrawn at or prior to 5:00 p.m., New York City time, on June 1, 2007 (the "Consent Time") is $1,091.51 (the "Total Consideration"). The Total Consideration includes a consent payment of $30.00 per $1,000 principal amount of the Notes, which will be payable only in respect of the Notes purchased that were validly tendered and not withdrawn on or prior to the Consent Time. Holders who tender their Notes after the Consent Time and at or prior to the Expiration Time will not be eligible to receive the consent payment, and accordingly will only be eligible to receive an amount equal to the Total Consideration less the consent payment (the "Tender Offer Consideration"). Holders whose Notes are accepted for payment will also be paid accrued and unpaid interest from the most recent interest payment date to, but not including, the Settlement Date. For the purposes of calculating the Total Consideration and the Tender Offer Consideration pursuant to the terms of the tender offer, the Settlement Date is June 18, 2007.

In addition, Monitronics announced that approximately $159.3 million of outstanding Notes, or approximately 99.6% of the aggregate principal amount of Notes outstanding, had been validly tendered and not withdrawn at or prior to the Consent Time. Accordingly, Monitronics has received the requisite consents to adopt the proposed amendments to the Indenture pursuant to the consent solicitation. Monitronics, its subsidiaries guaranteeing the Notes and the trustee have entered into a supplemental indenture giving effect to the amendments. The amendments to the Indenture contained in such supplemental indenture become effective upon execution of the supplemental indenture but will not become operative until the date on which all Notes validly tendered prior to the Expiration Time and not withdrawn at or prior to the Consent Time are accepted for purchase pursuant to the Offer to Purchase.

The tender offer and consent solicitation are subject to the satisfaction of certain conditions, including Monitronics' entry into and receipt of net proceeds from debt financing arrangements on terms and conditions reasonably satisfactory to Monitronics in order to provide the financing necessary to complete the tender offer.

For Notes that have been validly tendered prior to the Expiration Time and not withdrawn prior to the Consent Time and that are accepted for payment, settlement will occur on the payment date, which will be promptly after the Expiration Time. The right to withdraw tendered Notes and to revoke delivered consents terminated at the Consent Time.

Monitronics has retained Morgan Stanley & Co., Incorporated to act as the Dealer Manager for the tender offer and the Solicitation Agent for the consent solicitation. Persons with questions regarding the tender offer and the consent solicitation should contact Morgan Stanley at (800) 624-1808 (toll-free) or (212) 761-5384 (collect) (Attn: Tate Forrester). Requests for documentation may be directed to D.F. King & Co., Inc., the Information Agent, which can be contacted at (212) 269-5550 (for banks and brokers only) or (800) 290-6427 (for all others toll-free).

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the Notes. The offer to purchase the Notes is only being made pursuant to the tender offer and consent solicitation documents, including the Offer to Purchase that Monitronics is distributing to holders of Notes. The tender offer and consent solicitation are not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

Important Information

The matters discussed herein contain forward-looking statements. These statements involve risks and uncertainties, such as the failure of Monitronics to obtain satisfactory financing to consummate the proposed debt tender offer and consent solicitation. Additionally, Monitronics is subject to other risks and uncertainties set forth in its filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

About Monitronics International, Inc.

Monitronics International, Inc. provides security alarm monitoring and related services to residential and business subscribers throughout the United States. The Company monitors signals arising from burglaries, fires, and other events through security systems installed by its dealers at subscribers' premises.